Exhibit 99.1

GreenLight Biosciences Announces Expiration of Tender Offer Period for Outstanding Shares

Completion of Previously Announced Merger and Going Private Transaction Expected July 20, 2023

Lexington, Mass. – July 20, 2023 – GreenLight Biosciences Holdings, PBC (NASDAQ: GRNA) (“GreenLight” or the “Company”) today announced that it is initiating the final steps in closing its previously announced merger with SW MergerCo, Inc. (“Merger Sub”) and SW ParentCo, Inc (“Parent”). Following the completion of the Merger, shares of GreenLight common stock are expected to cease trading on the NASDAQ Global Market (“NASDAQ”) after market close on July 20, 2023, and will no longer be listed for trading on the NASDAQ. Merger Sub’s tender offer (the “Offer”) to purchase any and all outstanding shares of GreenLight’s common stock (other than shares of GreenLight common stock (i) owned by GreenLight as treasury stock (ii) owned by Merger Sub immediately before the effective time of the Merger, (iii) that were irrevocably accepted by Merger Sub in the Offer, (iv) held by stockholders who have perfected their statutory rights of appraisal under Section 262 of the Delaware General Corporate Law (“DGCL”) or (v) that are subject to the Contribution and Exchange Agreements entered into between Parent and certain stockholders of GreenLight (such stockholders, the “Rollover Stockholders”)) expired one minute after 11:59 p.m. (New York City time) on July 19, 2023. As of one minute after 11:59 p.m. (New York City time) on July 19,2023, a total of 18,791,264 shares of GreenLight common stock were validly tendered and not validly withdrawn pursuant to the Offer, representing approximately 60.4% of the outstanding shares of GreenLight common stock not otherwise owned by Merger Sub, its affiliates or the Rollover Stockholders. In addition, “Notices of Guaranteed Delivery” have been delivered for 477,399 shares of GreenLight common stock, representing approximately 1.5% of the outstanding shares not otherwise owned by Merger Sub, its affiliates or the Rollover Stockholders. Merger Sub intends to accept for payment in accordance with the terms of the Offer all shares of GreenLight common stock that were validly tendered and not validly withdrawn as of the expiration of the Offer.

Merger Sub will be merged with and into GreenLight, with GreenLight continuing as the surviving corporation that is wholly owned by the Parent. Each remaining share of GreenLight common stock not purchased in the Offer (other than shares of GreenLight common stock (i) owned by GreenLight as treasury stock, (ii) owned by Merger Sub immediately before the effective time of the Merger, (iii) that were irrevocably accepted by Merger Sub in the Offer, (iv) held by stockholders who have perfected their statutory rights of appraisal under Section 262 of the DGCL or (v) that are subject to the Contribution and Exchange Agreements entered into between Parent and the Rollover Stockholders) will be converted into the right to receive $0.30 in cash, without interest, and subject to deduction for any required withholding taxes.

About GreenLight Biosciences

GreenLight Biosciences aims to address some of the world’s biggest problems by delivering on the full potential of RNA for human health and agriculture. Our RNA platform allows us to research, design, and manufacture for human, animal, and plant health. In human health, this includes messenger RNA vaccines and therapeutics. In agriculture, this includes RNA to protect honeybees and a range of crops. The Company’s platform is protected by numerous patents. GreenLight is a public benefit corporation that trades under the ticker GRNA on Nasdaq. For more information, visit www.greenlightbiosciences.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this communication may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “will,” “predicts,” “plans,” “expects,” “anticipates,” “believes,” “goal,” “target,” “estimate,” “potential,” “may,” “might,” “could,” “see,” “seek,” “forecast,” and similar words. Forward-looking statements are based on the Company’s current plans and expectations, estimates and projections about the industry and markets in which the Company operates and the Company’s beliefs and assumptions as to the timing and outcome of future events, including related to the timing of, and costs associated with, the transactions described in this communication. While the Company’s management believes the assumptions underlying the forward-looking statements are reasonable, such information is necessarily subject to uncertainties and may involve certain risks and uncertainties which are, in many instances, difficult to predict and beyond the Company’s control, and which could cause actual results to differ materially from those included in or contemplated or implied by the forward-looking statements. Such risks and uncertainties include, among others: (i) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; (ii) the failure to satisfy any of the other conditions to the completion of the proposed Merger, including the risk that Fall Line may not receive the requisite number of shares tendered from Company stockholders to complete the Offer prior to the outside date set forth in the Merger Agreement; (iii) the response of the Company’s competitors to the proposed Merger; (iv) the ability to meet expectations regarding the timing and completion of the proposed Merger; (v) significant costs associated with the proposed Merger; (vi) potential litigation relating to the proposed Merger; (vii) the outcome of any legal proceedings that may be instituted against the parties and others following announcement of the Merger Agreement; (viii) the closing of the proposed financing; and (ix) the other risks, uncertainties and factors detailed in the Company’s most recent annual and quarterly reports filed with the SEC and any subsequent reports on Form 10-K, Form 10-Q or Form 8-K filed from time to time. As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein.

There can be no assurance that the proposed transactions will in fact be consummated. The Company cautions investors not to unduly rely on any forward-looking statements. The Company is providing the information in this communication as of this date and assumes no obligations to update the information included in this communication or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and the Company does not intend to do so.

Contacts:Investor Contact:

Ingrid Fung

Director, Enterprise Operations and Strategy & Head of Investor Relations

GreenLight Biosciences

investors@greenlightbio.com